The Tax-Exempt Money Fund of America*
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Results of meeting of shareholders held June 15, 2009

Shares Outstanding (all classes) on record date (April 17, 2009):	980,595,927
Total shares voting on June 15, 2009:	751,451,327 (77%)

PROPOSAL 1
Election of trustees:

Trustee	Votes for	Percent of shares voting for	Votes withheld	Percent of shares withheld
Richard G. Capen, Jr.	715,975,778	73%	35,439,550	4%
Brenda S. Ellerin	715,795,636	73	35,619,692	4
James G. Ellis	716,496,738	73	34,918,590	4
Martin Fenton	716,242,494	73	35,172,833	4
Leonard R. Fuller	716,492,992	73	34,922,335	4
Paul G. Haaga, Jr.	716,124,055	73	35,291,273	4
R. Clark Hooper	716,428,955	73	34,986,372	4
Laurel B. Mitchell	716,463,398	73	34,951,930	4
Richard G. Newman	716,057,318	73	35,358,009	4
Frank M. Sanchez	715,580,028	73	35,835,299	4
Steadman Upham	716,086,416	73	35,328,910	4

PROPOSAL 2
To Approve a Conversion of the Fund to a Short-Term Tax-Exempt Bond Fund

PROPOSAL 3
To Approve an Agreement and Plan of Reorganization

PROPOSAL 4
To Amend Fundamental Investment Policies
a.)	to amend policy regarding borrowing
b.)	to amend policy regarding issuance of senior securities
c.)	to amend policy regarding underwriting
d.)	to amend policy regarding investments in real estate or commodities
e.)	to amend policy regarding lending
f.)	to amend policy regarding industry concentration
g.)	to amend policy regarding investing in tax-exempt securities

PROPOSAL 5
To Approve the Elimination of Certain Fundamental Investment Policies

	Votes for	Percent of shares voting for	Votes against	Percent of shares voting against	Abstentions	Percent of shares abstaining
PROPOSAL 2	538,821,254	55%	55,972,204	6%	7,402,550	1%
PROPOSAL 3	548,623,872	56	43,660,996	4	9,911,139	1
PROPOSAL 4a	543,520,267	55	47,960,443	5	10,715,298	1
4b	544,110,986	56	47,106,155	5	10,978,866	1
4c	544,247,953	56	46,629,173	5	11,318,881	1
4d	542,591,033	55	48,786,773	5	10,818,201	1
4e	543,580,881	55	47,148,050	5	11,467,077	1
4f	546,703,973	56	44,308,298	5	11,183,736	1
4g	543,894,006	56	47,632,793	5	10,669,209	1
PROPOSAL 5	542,761,334	55	49,902,660	5	9,532,013	1

(Broker non-votes on proposals 2, 3, 4a-g, and 5 = 149,219,320)

* The Tax-Exempt Money Fund of America converted from a money market fund into the American Funds Short-Term Tax-Exempt Bond Fund effective August 7, 2009.